Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports First Quarter 2019 Financial Results

Q1 Revenue $15.1 million, Q1 EPS $(0.19)

Bellevue, WA – May 13, 2019 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the first quarter of 2019.

“Q1 was a difficult quarter for us” said newly-appointed Bsquare President and CEO Ralph C. Derrickson.  “The DataV product initiative has not met expectations, and the third-party software business has continued to decline.  To improve the business, we must lower expenses and rekindle revenue growth.”

“In the second half of 2019 we are implementing a series of initiatives as part of a program I call One Bsquare that aligns our sales and marketing, strategic partnerships, and product development efforts.  One Bsquare balances our third-party and IoT businesses, meeting our customers where they are, much earlier in their IoT/cloud journey.  We intend to go to market with a pragmatic edge-to-cloud message and offering that builds on our legacy embedded OS business with a complimentary suite of software and services that allows our customers to build and operate the next generation of intelligent devices and systems.“

“While I expect these initiatives, when fully implemented over the next several quarters, will have a positive impact on revenue growth, we cannot wait and see. We must implement expense reductions now and to that end we have flattened the organization, eliminating positions and redundancy at all levels.  Last week we took the difficult step of downsizing our product development team and reducing annualized expense by approximately $4.5 million. Having these changes behind us in the second quarter will help set us up for reduced cash burn in the second half of 2019,” concluded Mr. Derrickson.

First Quarter 2019 Financial Highlights

•	Revenue was $15.1 million, down 27% compared to the first quarter of 2018 and down 10% compared to the fourth quarter of 2018.
•

Net loss was $2.8 million, or $(0.22) per diluted share, compared to a net loss of $2.4 million, or $(0.19) per diluted share, in the first quarter of 2018, and a net loss of $5.5 million, or $(0.43) per diluted share, in the fourth quarter of 2018.

•	Adjusted EBITDAS (1) was negative $2.5 million, compared to negative $2.0 million in the first quarter of 2018 and negative $1.6 million in the fourth quarter of 2018.
•

Cash, cash equivalents, restricted cash, and short-term investments at March 31, 2019 totaled $15.3 million, a decrease of approximately $6.2 million from March 31, 2018 and a decrease of $1.7 million from December 31, 2018.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	March 31, 2019	March 31, 2018	Q1-Q1 Change (2)	December 31, 2018	Q1-Q4 Change (3)
Revenue:
Third-party software	$13,101	$16,064	$(2,963)	$13,862	$(761)
Proprietary software	251	1,795	(1,544)	1,082	(831)
Professional engineering service	1,744	2,819	(1,075)	1,895	(151)
Total revenue	$15,096	$20,678	$(5,582)	$16,839	$(1,743)
Total gross profit	$2,391	$5,200	(2,809)	$3,690	$(1,299)
Gross margins (2):
Third-party software	15%	17%	(2)%	17%	(2)%
Proprietary software	15%	98%	(83)%	87%	(72)%
Professional engineering service	23%	26%	(3)%	24%	(1)%
Total gross margin	16%	25%	(9)%	22%	(6)%
Total operating expenses	$5,270	$7,678	$(2,408)	$9,293	$(4,023)
Net loss	$(2,846)	$(2,434)	$(412)	$(5,533)	$2,687
Per diluted share	$(0.22)	$(0.19)	$(0.03)	$(0.43)	$0.21
Net loss excluding goodwill impairment (3)	$(2,846)	$(2,434)	$(412)	$(1,795)	$(1,051)
Per diluted share excluding goodwill impairment (3)	$(0.22)	$(0.19)	$(0.03)	$(0.14)	$(0.08)
Adjusted EBITDAS (1)	$(2,517)	$(2,006)	$(511)	$(1,634)	$(883)
Cash, restricted cash, cash equivalents and short-term investments	$15,263	$21,435	$(6,172)	$16,677	$(1,414)

Notes:

(1)

Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization, stock compensation expense and goodwill impairment charge. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.
(3)

Net loss excluding goodwill impairment and per diluted share excluding goodwill impairment are non-GAAP measurements and exclude the goodwill impairment charge in the fourth quarter of 2018 of $3.7 million.

Financial Commentary on First Quarter 2019 Results (Compared to First Quarter 2018)

•	Third-party software revenue decreased for the quarterly period, driven by lower sales of Microsoft Embedded and Windows Mobile operating systems in Europe.
•

Proprietary software revenue decreased for the quarterly period, primarily due to timing of DataV software revenue recognition, as a greater portion of a DataV software license fee with a customer was recognized in the prior year period compared to a DataV software license fee with another customer in the current year period.

•	Professional engineering service revenue decreased for the quarterly period, primarily due to the completion in 2018 of several existing customer projects.
•

Operating expenses decreased for the quarterly period, due to lower salary, benefit, and marketing costs in selling, general and administrative expense areas from spending reductions initiated in 2018.

Second Quarter 2019 Outlook

On May 9, 2019, the Company’s Board of Directors approved a restructuring plan to reduce our workforce by 38 positions, or approximately 25%, in the second and third quarters of 2019 in order to reduce expense and re-align our go-forward business model under the One Bsquare initiative.  The annualized expense equivalent of these reductions was approximately $4.5 million, including $1.0 million in contractor fees.  Severance costs associated with the one-time involuntary benefit arrangement were approximately $1.1 million in cash; approximately half of these costs will be paid out during the second quarter of 2019 with the remaining costs to be paid in subsequent periods.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Management currently has the following expectations for the second quarter of 2019:

•	Revenue in the range of $12.5 million to $14.5 million, reflecting a reduction in Embedded OS sales to Honeywell, which we expect will impact revenue by $1.2 million to $1.5 million per quarter.
•	Blended gross margin in the 15% to 17% range.
•

There will be a negative impact on cash in the second quarter associated with the one-time severance expense but an easing in cash utilization in the second half of 2019 as net losses will be moderated by lower operating expenses as a result of headcount reductions.

Conference Call

Management will host a conference call today, May 13, 2019, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-800-289-0438 or 1-323-794-2423 for international callers, and reference “BSQUARE Corporation First Quarter 2019 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1638520. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making these assets intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:	Investor Contact:
Peter Biere, Chief Financial Officer	Leslie Phillips
BSQUARE Corporation	The Blueshirt Group
+1 425.519.5900	+ 1 415.217.5869
investorrelations@bsquare.com	leslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,489	$10,005
Restricted cash	338	263
Short-term investments	7,173	6,409
Accounts receivable, net of allowance for doubtful accounts of $31 at March 31, 2019 and $40 at December 31, 2018	9,713	11,581
Prepaid expenses and other current assets	874	685
Contract assets	841	1,053
Total current assets	26,428	29,996
Restricted cash, long term	263	263
Equipment, furniture and leasehold improvements, net	989	911
Deferred tax assets	7	7
Intangible assets, net	242	267
Right-of-use assets, net	1,089	550
Other non-current assets including contract assets	655	550
Total assets	$29,673	$32,544
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$7,317	$7,620
Accounts payable	221	565
Accrued compensation	1,810	1,629
Other accrued expenses	434	653
Deferred rent, current portion	—	347
Operating lease, current portion	1,131	—
Deferred revenue, current portion	1,551	1,652
Total current liabilities	12,464	12,466
Deferred rent	—	150
Deferred revenue	1,162	1,037
Operating lease	374	—
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized; 12,823,298 issued and outstanding at March 31, 2019 and 12,777,573 issued and outstanding at December 31, 2018	138,448	138,280
Accumulated other comprehensive loss	(916)	(926)
Accumulated deficit	(121,859)	(119,013)
Total shareholders' equity	15,673	18,341
Total liabilities and shareholders' equity	$29,673	$31,994

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Third-party software	$13,101	$16,064
Proprietary software	251	1,795
Professional engineering service	1,744	2,819
Total revenue	15,096	20,678
Cost of revenue:
Third-party software	11,149	13,354
Proprietary software	213	41
Professional engineering service	1,343	2,083
Total cost of revenue	12,705	15,478
Gross profit	2,391	5,200
Operating expenses:
Selling, general and administrative	2,934	5,448
Research and development	2,336	2,230
Total operating expenses	5,270	7,678
Loss from operations	(2,879)	(2,478)
Other income, net	33	44
Loss before income taxes	(2,846)	(2,434)
Income tax (expense) benefit	—	—
Net loss	$(2,846)	$(2,434)
Basic loss per share	$(0.22)	$(0.19)
Diluted loss per share	$(0.22)	$(0.19)
Shares used in per share calculations:
Basic	12,795	12,673
Diluted	12,795	12,673

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Loss from operations as reported	$(2,879)	$(2,478)
Depreciation and amortization	194	141
Stock-based compensation	168	331
Adjusted EBITDAS (1)	$(2,517)	$(2,006)

(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, stock-based compensation expense, and goodwill impairment. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999